Earnings Release November 04, 2020
Holly Energy Partners, L.P. Reports Third Quarter Results
•Reported net income attributable to HEP of $17.8 million or $0.17 per unit
•Announced quarterly distribution of $0.35 per unit
•Reported EBITDA of $55.3 million and Adjusted EBITDA of $86.4 million
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the third quarter of 2020. Net income attributable to HEP for the third quarter was $17.8 million ($0.17 per basic and diluted limited partner unit), compared to $82.3 million ($0.78 per basic and diluted limited partner unit) for the third quarter of 2019.
The third quarter results reflect special items that collectively decreased net income attributable to HEP by a total of $29.6 million. These items include a goodwill impairment charge of $35.7 million related to our Cheyenne business unit and a $6.1 million gain related to HEP's pro-rata share of a business interruption insurance claim settlement resulting from a loss at HollyFrontier's Woods Cross Refinery. In addition, net income attributable to HEP for the third quarter of 2019 included a gain on sales-type leases of $35.2 million. Excluding these items, net income attributable to HEP for the third quarter of 2020 was $47.4 million ($0.45 per basic and diluted limited partner unit) compared to net income attributable to HEP for the third quarter of 2019 of $47.2 million ($0.45 per basis can diluted limited partner unit).
Distributable cash flow was $76.9 million for the quarter, an increase of $8.1 million, or 11.7% compared to the third quarter of 2019, which was largely attributable to the Woods Cross Refinery business interruption claim. HEP declared a quarterly cash distribution of $0.35 per unit on October 22, 2020.
Commenting on our 2020 third quarter results, Michael Jennings, Chief Executive Officer, stated, "HEP generated solid results in the quarter, supported by minimum volume commitment contracts across our asset base and strong third-party crude volumes."
“We announced a distribution of $0.35 per unit and used excess cash to reduce leverage by continuing to pay down our revolving credit facility. Looking forward, we believe we are well positioned to deliver strong earnings and remain committed to deleveraging and returning cash to our unitholders."
Project Updates
Cheyenne Conversion
As a result of HollyFrontier Corporation’s ("HollyFrontier") previously announced conversion of its Cheyenne Refinery to renewable diesel production, HEP and HollyFrontier have reached an agreement in principle to terminate the existing minimum volume commitments for HEP's Cheyenne assets and enter into new agreements on the following terms, in each case effective January 1, 2021: (1) a ten-year lease with two five-year renewal option periods for HollyFrontier's use of certain HEP tank and rack assets in the Cheyenne Refinery to facilitate renewable diesel production with an annual lease payment of approximately $5 million, (2) a five-year contango service fee arrangement that will utilize HEP tank assets inside the Cheyenne Refinery where HollyFrontier will pay a base tariff to HEP for available crude oil storage and HollyFrontier and HEP will split any profits generated on crude oil contango opportunities, and (3) a $10 million one-time cash payment from HollyFrontier to HEP for the termination of the existing minimum volume commitment.

Frontier Aspen Pipeline Expansion
HEP successfully completed its binding open season for the expansion of the Frontier Aspen Pipeline. HEP expects to invest approximately $7 million in additional tankage, which will allow the transportation of an additional 10,000 barrels per day of crude oil on the Frontier Aspen Pipeline. The expansion is expected to be completed in the third quarter of 2021. Incremental shipments on the Frontier Aspen Pipeline are also expected to provide additional earnings potential for HEP’s SLC Pipeline.
Navajo Tanks Growth Project
HEP will build and operate four new refined product tanks with a total shell capacity of 200,000 barrels at HollyFrontier’s Navajo refinery in Artesia, New Mexico. The estimated cost of the project is $7.5 million, and it is expected to be in service in the third quarter of 2021. HollyFrontier and HEP have reached an agreement in principle for HollyFrontier to enter into a fifteen-year minimum volume commitment contract with HEP, and HollyFrontier has the option to extend for an additional five years. This additional tankage will help HollyFrontier optimize refined product deliveries out of its Navajo refinery.
Impact of COVID-19 on Our Business
Our business depends in large part on the demand for the various petroleum products we transport, terminal and store in the markets we serve. The COVID-19 pandemic has created destruction of demand, as well as lack of forward visibility, for refined products and crude oil transportation, and for the terminalling and storage services that we provide. Over the course of the third quarter, demand for transportation fuels showed incremental improvement over the second quarter of 2020. We expect our customers will continue to adjust refinery production levels commensurate with market demand and ultimately expect demand to return to pre-COVID-19 levels. For additional details of the impact of COVID-19 on our business, please see our Form 10-Q for the quarter ended September 30, 2020.
Third Quarter 2020 Revenue Highlights
Revenues for the third quarter were $127.7 million, a decrease of $8.2 million compared to the third quarter of 2019. The decrease was mainly due to a 13% reduction in overall crude and product pipeline volumes predominantly in our Southwest region.

•Revenues from our refined product pipelines were $28.4 million, a decrease of $4.2 million compared to the third quarter of 2019. Shipments averaged 179.6 thousand barrels per day ("mbpd") compared to 197.1 mbpd for the third quarter of 2019. The volume and revenue decreases were mainly due to lower volumes on pipelines servicing HFC's Navajo refinery and Delek's Big Spring refinery largely as a result of demand destruction associated with the COVID-19 pandemic as well as the recording of certain pipeline tariffs as interest income as the related throughput contract renewals were determined to be sales-type leases.

•Revenues from our intermediate pipelines were $7.5 million, consistent with the third quarter of 2019. Shipments averaged 142.8 mbpd for the third quarter of 2020 compared to 153.5 mbpd for the third quarter of 2019. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HFC's Navajo refinery while revenue remained relatively constant mainly due to contractual minimum volume guarantees.

•Revenues from our crude pipelines were $32.3 million, a decrease of $0.7 million compared to the third quarter of 2019, and shipments averaged 404.3 mbpd compared to 488.1 mbpd for the third quarter of 2019. The decreases were mainly attributable to decreased volumes on our crude pipeline systems in New Mexico and Texas partially offset by increased volumes on our crude pipeline systems in Utah. Revenues did not decrease in proportion to the decrease in volumes mainly due to contractual minimum volume guarantees.

•Revenues from terminal, tankage and loading rack fees were $39.0 million, a decrease of $3.4 million compared to the third quarter of 2019. Refined products and crude oil terminalled in the facilities averaged 459.3 mbpd compared to 541.6 mbpd for the third quarter of 2019. The volume and revenue decreases were mainly as a result of demand destruction associated with the COVID-19 pandemic across most of our facilities. Revenues did not decrease in proportion to the decrease in volumes mainly due to contractual minimum volume guarantees.

•Revenues from refinery processing units were $20.4 million, an increase of $0.1 million compared to the third quarter of 2019, and throughputs averaged 62.0 mbpd compared to 75.9 mbpd for the third quarter of 2019. The decrease in volumes was mainly due to reduced throughput for our El Dorado processing units largely as a result of demand destruction associated with the COVID-19 pandemic while revenue remained relatively constant mainly due to contractual minimum volume guarantees.

Nine Months Ended September 30, 2020 Revenue Highlights
Revenues for the nine months ended September 30, 2020, were $370.4 million, a decrease of $30.8 million compared to the nine months ended September 30, 2019. The decrease was mainly attributable to a 19% reduction in overall crude and product pipeline volumes predominantly in our Southwest and Rockies regions.

•Revenues from our refined product pipelines were $88.4 million, a decrease of $13.2 million compared to the nine months ended September 30, 2019. Shipments averaged 172.6 mbpd compared to 202.2 mbpd for the nine months ended September 30, 2019. The volume and revenue decreases were mainly due to lower volumes on pipelines servicing HFC's Navajo refinery, Delek's Big Spring refinery and our UNEV pipeline largely as a result of demand destruction associated with the COVID-19 pandemic as well as the recording of certain pipeline tariffs as interest income as the related throughput contract renewals were determined to be sales-type leases.

•Revenues from our intermediate pipelines were $22.5 million, an increase of $0.4 million compared to the nine months ended September 30, 2019. Shipments averaged 137.8 mbpd compared to 142.0 mbpd for the nine months ended September 30, 2019.

•Revenues from our crude pipelines were $86.9 million, a decrease of $10.0 million compared to the nine months ended September 30, 2019. Shipments averaged 380.1 mbpd compared to 508.6 mbpd for the nine months ended September 30, 2019. The decreases were mainly attributable to decreased volumes on our crude pipeline systems in New Mexico and Texas and on our crude pipeline systems in Wyoming and Utah largely as a result of demand destruction associated with the COVID-19 pandemic.

•Revenues from terminal, tankage and loading rack fees were $112.8 million, a decrease of $6.3 million compared to the nine months ended September 30, 2019. Refined products and crude oil terminalled in the facilities averaged 451.0 mbpd compared to 492.1 mbpd for the nine months ended September 30, 2019. The volume and revenue decreases were mainly as a result of demand destruction associated with the COVID-19 pandemic across most of our facilities.

•Revenues from refinery processing units were $59.9 million, a decrease of $1.6 million compared to the nine months ended September 30, 2019. Throughputs averaged 60.6 mbpd compared to 73.2 mbpd for the nine months ended September 30, 2019. The decrease in volumes was mainly due to reduced throughput for both our Woods Cross and El Dorado processing units largely as a result of demand destruction associated with the COVID-19 pandemic. Revenues were higher in the nine months ended September 30, 2019 due to an adjustment in revenue recognition recorded during that period; otherwise, revenues for the two nine-month periods remained relatively constant due to contractual minimum volume guarantees.

Operating Costs and Expenses Highlights
Operating costs and expenses were $104.2 million and $228.1 million for the three and nine months ended September 30, 2020, respectively, representing increases of $32.4 million and $25.6 million from the three and nine months ended September 30, 2019, respectively. The increases were mainly due to the goodwill impairment charge related to our Cheyenne business unit, partially offset by lower rental expenses, maintenance costs and variable costs such as electricity and chemicals associated with lower volumes.
Interest expense was $14.1 million and $45.7 million for the three and nine months ended September 30, 2020, respectively, representing decreases of $4.7 million and $11.4 million over the same periods of 2019, respectively. The decreases were mainly due to market interest rate decreases under our senior secured revolving credit facility and refinancing our $500 million aggregate principal amount of 6.0% senior notes due 2024 with $500 million aggregate principal amount of 5.0% senior notes due 2028.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:

https://event.on24.com/wcc/r/2627977/792AA96920FB0C011D30448BC2901ADB

An audio archive of this webcast will be available using the above noted link through November 18, 2020.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:
•the extraordinary market environment and effects of the COVID-19 pandemic, including the continuation of a material decline in demand for refined petroleum products in markets we serve;
•risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals and refinery processing units;
•the economic viability of HollyFrontier Corporation, our other customers and our joint ventures' other customers, including any refusal or inability of our or our joint ventures' customers or counterparties to perform their obligations under their contracts;
•the demand for refined petroleum products in markets we serve;
•our ability to purchase and integrate future acquired operations;

•our ability to complete previously announced or contemplated acquisitions;
•the availability and cost of additional debt and equity financing;
•the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reasons such as infection in the workforce, in response to reductions in demand or lower gross margins due to the economic impact of the COVID-19 pandemic, and any potential asset impairments resulting from such actions;
•the effects of current and future government regulations and policies, including the effects of current and future restrictions on various commercial and economic activities in response to the COVID-19 pandemic;
•delay by government authorities in issuing permits necessary for our business or our capital projects;
•our and our joint venture partners' ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;
•the possibility of terrorist or cyber attacks and the consequences of any such attacks;
•general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States;
•the impact of recent or proposed changes in tax laws and regulations that affect master limited partnerships; and
•other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and the nine months ended September 30, 2020 and 2019.

	Three Months Ended September 30,		Change from
	2020	2019	2019
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$18,619	$19,401	$(782)
Affiliates – intermediate pipelines	7,537	7,490	47
Affiliates – crude pipelines	20,218	21,675	(1,457)
	46,374	48,566	(2,192)
Third parties – refined product pipelines	9,812	13,270	(3,458)
Third parties – crude pipelines	12,106	11,327	779
	68,292	73,163	(4,871)
Terminals, tanks and loading racks:
Affiliates	34,215	37,183	(2,968)
Third parties	4,821	5,271	(450)
	39,036	42,454	(3,418)

Refinery processing units - Affiliates	20,403	20,278	125

Total revenues	127,731	135,895	(8,164)
Operating costs and expenses
Operations	40,003	44,924	(4,921)
Depreciation and amortization	26,190	24,121	2,069
General and administrative	2,332	2,714	(382)
Goodwill impairment	35,653	—	35,653
	104,178	71,759	32,419
Operating income	23,553	64,136	(40,583)

Equity in earnings of equity method investments	1,316	1,334	(18)
Interest expense, including amortization	(14,104)	(18,807)	4,703
Interest income	2,803	2,243	560
Gain on sales-type leases	—	35,166	(35,166)
Other income	7,465	142	7,323
	(2,520)	20,078	(22,598)
Income before income taxes	21,033	84,214	(63,181)
State income tax benefit (expense)	(34)	(30)	(4)
Net income	20,999	84,184	(63,185)
Allocation of net income attributable to noncontrolling interests	(3,186)	(1,839)	(1,347)
Net income attributable to Holly Energy Partners	$17,813	$82,345	$(64,532)
Limited partners’ earnings per unit – basic and diluted	$0.17	$0.78	$(0.61)
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$55,338	$123,060	$(67,722)
Adjusted EBITDA(1)	$86,435	$90,269	$(3,834)
Distributable cash flow(2)	$76,894	$68,838	$8,056

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	119,403	129,681	(10,278)
Affiliates – intermediate pipelines	142,817	153,547	(10,730)
Affiliates – crude pipelines	270,840	358,867	(88,027)
	533,060	642,095	(109,035)
Third parties – refined product pipelines	60,203	67,440	(7,237)
Third parties – crude pipelines	133,487	129,222	4,265
	726,750	838,757	(112,007)
Terminals and loading racks:
Affiliates	401,904	482,291	(80,387)
Third parties	57,355	59,307	(1,952)
	459,259	541,598	(82,339)

Refinery processing units - Affiliates	62,016	75,857	(13,841)

Total for pipelines and terminal assets (bpd)	1,248,025	1,456,212	(208,187)

	Nine Months Ended September 30,		Change from
	2020	2019	2019
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$55,004	$60,892	$(5,888)
Affiliates – intermediate pipelines	22,486	22,068	418
Affiliates – crude pipelines	59,922	63,447	(3,525)
	137,412	146,407	(8,995)
Third parties – refined product pipelines	33,360	40,652	(7,292)
Third parties – crude pipelines	26,946	33,467	(6,521)
	197,718	220,526	(22,808)
Terminals, tanks and loading racks:
Affiliates	100,711	103,852	(3,141)
Third parties	12,103	15,269	(3,166)
	112,814	119,121	(6,307)

Refinery processing units - Affiliates	59,860	61,496	(1,636)

Total revenues	370,392	401,143	(30,751)
Operating costs and expenses
Operations	109,721	123,045	(13,324)
Depreciation and amortization	75,202	72,192	3,010
General and administrative	7,569	7,322	247
Goodwill impairment	35,653	—	35,653
	228,145	202,559	25,586
Operating income	142,247	198,584	(56,337)

Equity in earnings of equity method investments	5,186	5,217	(31)
Interest expense, including amortization	(45,650)	(57,059)	11,409
Interest income	7,834	3,322	4,512
Loss on early extinguishment of debt	(25,915)	—	(25,915)
Gain on sales-type leases	33,834	35,166	(1,332)
Other income (loss)	8,439	(57)	8,496
	(16,272)	(13,411)	(2,861)
Income before income taxes	125,975	185,173	(59,198)
State income tax expense	(110)	(36)	(74)
Net income	125,865	185,137	(59,272)
Allocation of net income attributable to noncontrolling interests	(6,721)	(5,920)	(801)
Net income attributable to Holly Energy Partners	$119,144	$179,217	$(60,073)
Limited partners’ earnings per unit—basic and diluted	$1.13	$1.70	$(0.57)
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$232,272	$305,182	$(72,910)
Adjusted EBITDA(1)	$257,711	$272,391	$(14,680)
Distributable cash flow(2)	$213,058	$206,923	$6,135

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	116,641	130,426	(13,785)
Affiliates – intermediate pipelines	137,816	141,991	(4,175)
Affiliates – crude pipelines	276,128	376,518	(100,390)
	530,585	648,935	(118,350)
Third parties – refined product pipelines	55,921	71,773	(15,852)
Third parties – crude pipelines	103,955	132,101	(28,146)
	690,461	852,809	(162,348)
Terminals and loading racks:
Affiliates	401,245	429,660	(28,415)
Third parties	49,753	62,437	(12,684)
	450,998	492,097	(41,099)

Refinery processing units - Affiliates	60,573	73,178	(12,605)

Total for pipelines and terminal assets (bpd)	1,202,032	1,418,084	(216,052)

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus (i) loss on early extinguishment of debt, (ii) goodwill impairment and (iii) pipeline tariffs not included in revenues due to impacts from lease accounting for certain pipeline tariffs minus (iv) gain on sales-type leases, (v) HEP's pro-rata share of gain on business interruption insurance settlement and (vi) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed pipeline tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. These pipeline tariffs were previously recorded as revenues prior to the renewal of the throughput agreement, which triggered sales-type lease accounting. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recorded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.
Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In thousands)
Net income attributable to Holly Energy Partners	$17,813	$82,345	$119,144	$179,217
Add (subtract):
Interest expense	14,104	18,807	45,650	57,059
Interest Income	(2,803)	(2,243)	(7,834)	(3,322)
State income tax (benefit) expense	34	30	110	36
Depreciation and amortization	26,190	24,121	75,202	72,192
EBITDA	55,338	123,060	232,272	305,182
Loss on early extinguishment of debt	—	—	25,915	—
Gain on sales-type leases	—	(35,166)	(33,834)	(35,166)
Goodwill impairment	35,653	—	35,653	—
HEP's pro-rata share of gain on business interruption insurance settlement	(6,079)	—	(6,079)	—
Pipeline tariffs not included in revenues	3,129	2,375	8,603	2,375
Lease payments not included in operating costs	(1,606)	—	(4,819)	—
Adjusted EBITDA	$86,435	$90,269	$257,711	$272,391
(2)Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In thousands)
Net income attributable to Holly Energy Partners	$17,813	$82,345	$119,144	$179,217
Add (subtract):
Depreciation and amortization	26,190	24,121	75,202	72,192
Amortization of discount and deferred debt charges	838	771	2,479	2,307
Loss on early extinguishment of debt	—	—	25,915	—
Revenue recognized (greater) less than customer billings	(198)	504	(699)	(2,827)
Maintenance capital expenditures (3)	(1,565)	(2,118)	(5,192)	(3,477)
Increase (decrease) in environmental liability	29	91	187	(464)
Decrease in reimbursable deferred revenue	(3,257)	(1,964)	(9,062)	(5,604)
Gain on sales-type leases	—	(35,166)	(33,834)	(35,166)
Goodwill impairment	35,653	—	35,653	—
Other	1,391	254	3,265	745
Distributable cash flow	$76,894	$68,838	$213,058	$206,923

(3)Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.
Set forth below is certain balance sheet data.

	September 30,	December 31,
	2020	2019
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$18,091	$13,287
Working capital	$24,600	$20,758
Total assets	$2,161,885	$2,199,232
Long-term debt	$1,439,874	$1,462,031
Partners' equity	$364,821	$381,103

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President and
    Chief Financial Officer and Treasurer
Craig Biery, Vice President, Investor Relations
Holly Energy Partners, L.P.
214-954-6511